 Exhibit 99.1

PRESS RELEASE

Santa Monica Media Corporation
11845 West Olympic Boulevard
Suite 1125W
Los Angeles, CA  90064

Contact Information:	David M. Marshall Chief Executive Officer Santa Monica Media Corporation (310) 526-3222

SANTA MONICA MEDIA CORPORATION RECEIVES FORM 10-Q DELINQUENCY NOTICE FROM EXCHANGE

LOS ANGELES, CA – May 29, 2009 – Santa Monica Media Corporation (NYSE AMEX: MEJ.U, MEJ, MEJ.WS) announced today that on May 21, 2009, the Company received notice from the NYSE Amex LLC (“Exchange”) indicating that it was below certain continued listing standards of the Exchange, specifically that the Company had not filed its Form 10Q for the period ended March 31, 2009, as set forth in Sections 134 and 1101 of the Exchange’s Company Guide.  In addition, the Company’s failure to timely file this report is a material violation of its listing agreement with the Exchange, and therefore pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The notification from the Exchange indicates that the Company has until June 4, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 29, 2009.  Upon receipt of the Company’s plan, which the Company anticipates filing with the Exchange prior to June 4, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, the Company will be able to continue its listing.  However, the Company will be subject to continued periodic review by the Exchange’s staff to ensure appropriate progress is made to meet the August 29, 2009 compliance deadline. If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

On May 15, 2009, the Company filed an amended preliminary proxy with the SEC, indicating its intention, subject to the final approval of the SEC and approval of shareholders at a meeting to be held as soon as practicable, to liquidate the trust and distribute the trust assets to its shareholders.  Upon distribution of the trust proceeds, the Company intends to voluntarily delist its stock from trading on the Exchange.  The SEC is currently reviewing the amended preliminary proxy statement filed by the Company in this regard.

Santa Monica Media Corporation is a blank check company organized for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses in the in the communications, media, gaming and/or entertainment industry.

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This release contains forward-looking statements including financial projections as to operating cost savings and the Company’s plans.  These forward-looking statements are not historical facts but rather are based on current expectations and projections about the Company and management’s beliefs and assumptions.  Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “ seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.